PLAN DOCUMENTS

The Fidelity SIMPLE-IRAPlan

Forms
Adoption Agreement
Company Profile Form
Plan Document
THE FIDELITY SIMPLE-IRAPLAN

Adoption Agreement

Use this Adoption Agreement to adopt or amend the Fidelity SIMPLE-IRA Plan. The enclosed Fidelity SIMPLE-IRA Plan Agreement, along with the information below, including any elections you make in this Adoption Agreement, shall constitute your Fidelity SIMPLE-IRA Plan. You and each of your employees must also complete a SIMPLE-IRA Application to accept SIMPLE contributions. For help completing this Adoption Agreement, call us at 1-800-544-5373. Please complete this Adoption Agreement and return it with the Company Profile Form in the enclosed envelope, or mail them to: Fidelity Investments, P.O. Box 650281, Dallas, TX 75266-0281.

Please complete all sections.
1. Employer Information
Name of Employer (i.e., Company Name): Tax Identification Number:
Address:
Name of Contact Person:  Daytime Telephone:
Plan Effective Date: ___/___/___. (If this is the first year for which you are adopting a SIMPLE-IRA Plan, you may insert any date of the applicable year. If left blank, the Effective Date will be the first day of January of the applicable year.)

month day     year
 2. Eligibility Requirements
 The Employer shall permit all Employees who meet the following eligibility requirements to participate under the Fidelity
 SIMPLE-IRA Plan:
 A. Full Eligibility. All Employees are eligible to participate in the Plan upon the later of the Plan's Effective Date, or the
 Employee's date of hire.
 OR
 B. Limited Eligibility. Eligibility is limited to Employees who are described in both (i) and (ii) below:
  (i) Current Compensation. Employees who are reasonably expected to receive at least $________ in Compensation (not to exceed $5,000) for the calendar year;
       AND
 (ii) Prior Compensation. Employees who have received at least $______ in Compensation (not to exceed $5,000) during any _______
 (insert "0," "1," or "2") prior calendar years.
Please continue on reverse side.
Questions?

Call a Fidelity Representative

1-800-544-5373
8 a.m. - 9 p.m. ET
Seven days a week
3. Contributions
A. Employee Elective Deferrals. By executing a Salary Reduction Agreement with the Employer, an Eligible Employee may elect to defer a percentage of his or her Compensation which will result in the deferral of no more than $6,000 (as indexed) per calendar year. An Employee may terminate a Salary Reduction Agreement at any time during the year, and an Employer can elect when such a Salary Reduction Agreement can resume.
 Employees who modify or terminate a Salary Reduction Agreement during the year (check one):
   Can resume Elective Deferrals the first day of the next month:
   Can resume Elective Deferrals the first day of the next quarter;
  Cannot resume Elective Deferrals until the next Plan Year
B. Employer Contributions. For each Plan Year, and subject to the terms of Section 4.3 of the Plan, the Employer shall make:
  (i) Matching Contributions.
  (a) The Employer will match the Employee's Elective Deferral on a dollar-for-dollar basis (not to exceed the lesser of
        3% of the Employee's Compensation or $6,000, as indexed)
 OR
  (b) The Employer will match the Employee's Elective Deferral on a dollar-for-dollar basis up to ___% (insert an amount less than 3% and greater than or equal to 1%) of the Employee's Compensation, not to exceed $6,000 (as indexed).
  Note: The Employer may elect to reduce the 3% Matching Contribution limit in 3B(i)(a) above to a lesser percentage in 3B(i)(b) above, but not less than 1%. The Employer cannot reduce the 3% limit for more than two years out of the five-year period ending with the Plan Year the reduction is effective.
    OR
  (ii) Nonelective Contributions. The Employer will make a contribution of 2% of Compensation (Compensation not to exceed $160,000, as indexed) for each Eligible Employee, regardless of whether the Eligible Employee elects to make Elective Deferrals to the Plan.
4. Signature

By signing below, the Employer named below hereby (check one)
 adopts
        OR
 amends

the Fidelity SIMPLE-IRA Plan under Section 408(p) of the Internal Revenue Code, the terms of which shall be governed by the Fidelity SIMPLE-IRA Plan Agreement and the instructions contained in this Adoption Agreement. The Employer appoints Fidelity Management Trust Company of Texas ("Fidelity") (or its successor) as Custodian of this Plan, and recognizes that while such Custodian is a bank, neither Fidelity Distributors Corporation, nor any mutual fund in which this SIMPLE-IRA Plan may invest is a bank, and mutual fund shares are not backed or guaranteed by any bank or insured by the FDIC. The Employer hereby authorizes Fidelity to accept direction with respect to this Plan from the Contact Person authorized in Section 1 above.

(Please keep a copy of this form and the Company Profile Form for your records.)
     The Fidelity SIMPLE-IRA Plan Agreement and Adoption Agreement is intended to be submitted to the Internal Revenue Service in accordance with applicable revenue procedures for review and approval as a prototype plan. Revisions may be required in order to obtain Internal Revenue Service approval. The revised document shall be distributed to adopting Employers upon approval from the Internal Revenue Service.

Name of Employer (i.e., Company Name)

Name of Person Authorized to Sign on Behalf of Company
(Please Print)
X     Signature of Authorized Person           Date
(Please keep a copy of this form and the Company Profile Form for your records.)
The Fidelity SIMPLE-IRA Plan Agreement and Adoption Agreement is intended to be submitted to the Internal Revenue Service in accordance with applicable revenue procedures for review and approval as a prototype plan. Revisions may be required in order to obtain Internal Revenue Service approval. The revised document shall be distributed to adopting Employers upon approval from the Internal Revenue Service.
Fidelity Brokerage Services, Inc.
Member NYSE, SIPC
7199601



THE FIDELITY SIMPLE IRAPLAN

Company Profile Form

In order to assist you with the implementation of the Fidelity SIMPLE-IRA Plan and processing of contributions, we are requesting that you provide us with some information about your company. Please complete this form and return it with the SIMPLE-IRA Plan Adoption Agreement in the enclosed envelope, or mail them to: Fidelity Investments, P.O. Box 650281, Dallas, TX, 75266-0281.

Please complete all sections.
1. Employer Information
Name of Employer (i.e., Company Name):    Tax Identification Number:
Name of Contact Person:      Type of Business:
(medium solid bullet) Do you currently contribute to another employer-sponsored retirement plan (e.g., a Keogh, 401(k) or SEP)? yes no

(medium solid bullet) Contributions cannot be made to the SIMPLE Plan for any year for which contributions are made or benefits accrued to another employer-sponsored retirement plan.

(medium solid bullet) What is the best time of day for Fidelity to call you regarding questions concerning your SIMPLEPlan? _____________________

2. Employee Information
Please tell us the number of your employees, and an estimate of how many Eligible Employees will participate in the Plan, so that we may send you the appropriate number of enrollment kits.

(medium solid bullet) Total number of employees in your company (including yourself): ________

(medium solid bullet) Number of employees eligible to participate in the Plan (including yourself), based on the eligibility requirements you elected on your Adoption Agreement: ________

(medium solid bullet) Please estimate to the best of your ability the number of Eligible Employees who will participate in the Plan (including yourself): ___________

3. Contribution Processing
Employees' Elective Deferrals and Employer Matching Contributions and Nonelective Contributions must be sent electronically via the Automated Clearing House ("ACH"). We will assist you and your payroll processor in setting up this service.

(medium solid bullet) How is your payroll processed? internally externally Name of internal person who processes your payroll:
_______________________________________
     Phone number: (              )
Name of external payroll service (if applicable):
_______________________________________
     Phone number: (              )

(medium solid bullet) Payroll frequency:     weekly bi-weekly      monthly

Employees' Elective Deferrals must be deposited no later than the 30th day following the last day of the month in which the deferrals are withheld from the Employees' Compensation. Employer Matching Contributions and Nonelective Contributions must be made by your company's tax filing deadline, including extensions, for the taxable year for which the Contributions are made. Your bank or ACH service provider may charge you a transaction fee (on a per-employee/per contribution basis) for sending contributions.

(medium solid bullet) How often do you expect to send employee Elective
Deferrals?
  regularly after each pay period monthly

(medium solid bullet) How often do you expect to send Employer Matching Contributions and Nonelective Contributions?
  regularly after each pay period monthly  annually
   Please continue on reverse side.
4. Your SIMPLE-IRA Plan
Which investment option will be made available to Eligible Employees? (Choose one option that applies to all participants, including yourself.)

 Mutual Fund Package (a pre-selected list of no-load Fidelity mutual funds) Brokerage Option (ability to purchase stocks, bonds, and mutual funds from
Fidelity and other companies)
5. Signature
    I certify that the information above is correct.

(Please keep a copy of this form and the Adoption Agreement for your records.)
Name of Employer (i.e., Company Name)


Name of Person Authorized to Sign on Behalf of Company
(Please Print)
X     Signature of Authorized Person Date
Questions?

Call a Fidelity Representative

1-800-544-5373
8 a.m. - 9 p.m. ET
Seven days a week

Fidelity Brokerage Services, Inc.
Member NYSE, SIPC

THE FIDELITY SIMPLE-IRA PLAN



       Plan Agreement
Savings Incentive Match Plan for Employees in IRA Form under Section 408(p) of the Internal Revenue Code
     ARTICLE I
Adoption and Purpose of Plan
1.1 Adoption of Plan: By completing and executing the Adoption Agreement the Employer has adopted and established the Sponsoring Organization's Prototype Plan. This Plan document may only be used in conjunction with an Internal Revenue Service ("IRS") Model IRA or an IRS approved Master or Prototype IRA.
1.2  Purpose:
 (a) The purpose of this Plan is to help provide retirement benefits for the individuals who are eligible to participate hereunder. It is intended that this Plan be for the exclusive benefit of the Participants, and that the Plan qualify under Section 408(p) of the Code.
 (b) The Employer agrees to permit Elective Deferrals to be made in each Plan Year to the individual retirement account ("IRA") as described in
Section 408(a) of the Code, established by or on behalf of each of the Employer's Employees who are eligible to participate in the Plan.
1.3  Limitations:
 (a) This Plan may only be adopted by an Eligible Employer.
 (b) This Plan may not be adopted by an Employer (or a predecessor employer) who currently maintains another plan, contract, pension, or trust described in subparagraph (A) or (B) of Section 219(g)(5) of the Code.
 (c) If the Employer amends this Plan other than by making a change of the Employer's prior election of an optional provision permitted in the Adoption Agreement, (i) the Employer shall no longer participate in the Prototype Plan, (ii) the Employer shall be considered to have substituted an individually designed SIMPLE plan for the Prototype Plan, and (iii) the Employer may no longer rely on the opinion letter received from the IRS in connection with the Prototype Plan.
 (d) Contributions under the Plan must be contributed to the separate IRA established under the Plan by or on behalf of the Participant.

ARTICLE II
Definitions
As used in this Plan the following terms shall have the meanings set forth below, unless a different meaning is clearly required by the context:
2.1 "Adoption Agreement" or "Agreement" shall mean the original application executed by the Employer, and any amendment thereto, through which the Employer adopts and establishes, or amends, the Plan, designates the optional provisions selected by the Employer and agrees to be bound by all terms and conditions of the Plan. The provisions of the Adoption Agreement shall be considered an integral part of the Plan as if set forth fully herein. This Agreement may be proved either by an original copy or by a reproduced copy thereof, including, without limitation, a copy reproduced by photocopying, facsimile transmission, or electronic imaging.
2.2 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor provisions of law.
2.3 "Compensation" shall mean all of a Participant's wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer maintaining the Plan as defined under Section 6051(a)(3) and (8) of the Code. For any Self-Employed individual covered under the Plan, Compensation will mean Earned Income. Compensation shall include only that compensation which is actually paid or made available to the Participant during the Plan Year. Compensation shall include any amount which is contributed to the Plan by the Employer pursuant to a Salary Reduction Agreement and which is not includable in the gross income of the Employee under Section 408(p) of the Code.
 The annual Compensation of each Participant taken into account under the Plan for purposes only of the Nonelective Contributions for any Plan Year shall not exceed $150,000, as adjusted from time to time in accordance with
Section 401(a)(17) of the Code for increases in the cost of living. If the Plan determines Compensation for a period of time that contains fewer than 12 calendar months, then the otherwise applicable annual Compensation limit shall be an amount equal to the annual Compensation limit for the calendar year in which the Compensation period begins multiplied by the ratio obtained by dividing the number of full months in the period by 12.
2.4 "Custodian" shall mean the financial institution or other organization specified in the Adoption Agreement (or its successor) which qualifies under Section 408(a) of the Code and is serving as custodian of the IRA to which an Employer contribution is made under the Plan.
2.5 "Elective Deferrals" shall mean any Employer contribution made to a Participant's IRA under the Plan at the election of such Participant, in lieu of cash compensation, and shall include contributions made pursuant to a Salary Reduction Agreement.
2.6. "Earned Income" shall mean the net earnings from self-employment determined under Section 1402(a) of the Code without regarding to any contribution under the Plan derived by a Self-Employed.
2.7 "Effective Date" shall mean the date specified in the Adoption
Agreement.
2.8 "Election Period" shall mean the 60-day period before the beginning of any Plan Year. For the first Plan Year the Election Period shall mean the 60-day period before the Effective Date of the Plan. For the first Plan Year in which an Employee is eligible to participate in the Plan, such Election Period shall mean the 60-day period before an Employee is eligible to participate in the Plan and shall include either the date the Employee becomes eligible or the day before.
2.9 "Eligible Employee" shall mean an Employee who meets the eligibility requirements as outlined in Section 3.1 and elected by the Employer in the Adoption Agreement.
2.10 "Eligible Employer" shall mean an Employer which had no more than 100 Employees who received at least $5,000 of Compensation from the Employer for the preceding calendar year, and who does not currently maintain another plan, contract, pension or trust described in subparagraph (A) or
(B) of Section 219(g)(5) of the Code. An Eligible Employer who adopts a SIMPLE plan for one or more years, and who subsequently fails to be an Eligible Employer, shall be treated as an Eligible Employer for the two-year period following the last Plan Year the Employer was an Eligible Employer.
2.11 "Employee" shall mean an individual, including a Self-Employed, employed by the Employer, who performs services with respect to the trade or business of the Employer. For purposes of eligibility in accordance with Section 3.1 such term shall exclude (i) any individual who is a nonresident alien receiving no earned income from the Employer which constitutes income from sources within the United States, and (ii) any individual who is covered by a collective bargaining agreement as to which retirement benefits were the subject of good faith bargaining. "Employee" shall also mean any employee of any other employer required to be aggregated under Section 414(b), (c) or (m) of the Code; any leased employee within the meaning of Section 414(n) of the Code; and all employees required to be aggregated under section 414(o) of the Code.
2.12 "Employer" shall mean the sole proprietorship, partnership, corporation or other entity identified as such in the Adoption Agreement, and any successor thereto.
2.13 "Fidelity SIMPLE-IRA Plan" or "Fidelity SIMPLE Plan" or "Plan" shall mean the Sponsoring Organization's Prototype Plan consisting of this Plan document and the Adoption Agreement, as completed and executed by the Employer, together with any and all amendments and supplements hereto.
2.14 "Matching Contributions" shall mean the Employer contribution described in Section 4.3(b).
2.15 "Nonelective Contributions" shall mean the Employer contribution of two percent (2%) of Compensation of each Eligible Employee as described in
Section 4.3(c).
2.16 "Participant" shall mean each Eligible Employee who participates in the Plan pursuant to its provisions.
2.17 "Plan year" shall mean the calendar year.
2.18 "Prototype Plan" shall mean the form of the Fidelity SIMPLE-IRA Plan, as approved from time to time by the IRS.
2.19 "Salary Reduction Agreement" shall mean a written agreement or arrangement between the Participant and the Employer pursuant to which the Participant's salary is reduced and the amount of such reduction is contributed by the Employer to the Participant's IRA under the Plan.
2.20 "SIMPLE" shall mean a Savings Incentive Match Plan for Employees, as defined in Section 408(p) of the Code under which Elective Deferrals, Matching Contributions or Nonelective Contributions may be made.
2.21 "Self-Employed" shall mean an individual who has Earned Income for a Plan Year from the trade or business (or would have had Earned Income but for the fact that the trade or business had no net profits for the Plan
Year) with respect to which the Plan is established.
2.22 "Sponsoring Organization" shall mean Fidelity Management & Research Company, a Massachusetts corporation, or its successor.

ARTICLE III
Eligibility and Participation
3.1 Eligible Employees: All Employees of the Employer shall be eligible to participate in the Plan except for Excludable Employees as defined under
Section 3.2.
3.2 Excludable Employees: If the Employer so elects in Item 2B of the Adoption Agreement, Employees who are not reasonably expected to earn at least the amount of Compensation stated in Item 2B(i) of the Adoption Agreement (not to exceed $5,000) from the Employer during the Plan Year for which the contribution is being made and Employees who have not earned at least the amount of Compensation stated in Item 2B(ii) of the Adoption Agreement (not to exceed $5,000) from the Employer during any of the number of prior calendar years stated in Item 2B(ii) of the Adoption Agreement (not to exceed two calendar years) shall be excluded from eligibility.
3.3 Participation:
 (a) Each Eligible Employee shall be eligible to become a Participant after satisfying the requirements specified in Item 2 in the Adoption Agreement.
 (b) Each Participant shall establish a separate IRA under the Plan in order to receive contributions provided for under the Plan and any contributions shall be made directly to such IRA. Unless the Employer otherwise so elects and notification of such election is provided to each Eligible Employee by the Employer, such IRA shall be established with the custodian or trustee of the Participant's choice.
 (c) If a Participant fails to establish in a timely manner or maintain a separate IRA under the Plan into which contributions provided for under the Plan may be made on such Participant's behalf, the Employer may execute any necessary documents to establish an IRA under the Plan with the Custodian into which such contributions shall be made on behalf of the Participant.

ARTICLE IV
Contributions and Written Allocation Formula
4.1 Amount of Contribution: The Employer agrees to contribute on behalf of each Participant for the Plan Year an amount determined under one of the written allocation formulas specified in Item 3B of the Adoption Agreement.
4.2 Uniform Relationship to Compensation: All Matching Contributions and Nonelective Contributions to the Plan shall bear a uniform relationship to the total Compensation of each Participant.
4.3 Limitation on Employer Contributions: The maximum Employer contributions which may be made for any one Plan Year with respect to any Participant and allocated to each Participant's IRA under the Plan is:
 (a) Elective Deferrals: Each Eligible Employee may elect to have contributions pursuant to a Salary Reduction Agreement made under this Plan expressed as a percentage of Compensation. Such contributions may not exceed $6,000, as adjusted from time to time by the Secretary of the Treasury in accordance with Section 415(d) of the Code for increases in the cost of living.
 (b) Matching Contributions:
     (i) Unless the Employer elects to make the Nonelective Contributions described in Section 4.3(c), the Employer is required to make a dollar-for-dollar Matching Contribution equal to the Elective Deferral by each Participant. Such Matching Contribution shall not exceed three percent (3%) of such Participant's Compensation for the Plan Year or $6,000, as adjusted from time to time by the Secretary of the Treasury in accordance with Section 415(d) of the Code for increases in the cost of living, whichever is less.
    (ii) The Employer may elect a lesser percentage (not less than one percent (1%)) for any Plan year if:
    (A) the Employer notifies all Eligible Employees of such lesser percentage within a reasonable time before the Election Period; and
    (B) Matching Contributions are not less than three percent (3%) for more than two (2) of the years during the five-year (5-year) period ending with the current Plan Year.
    (iii) Employers who have never maintained a SIMPLE plan shall be treated as if the level of Matching Contributions was at three percent (3%) of Compensation for the previous calendar year.
 (c) Nonelective Contributions: In lieu of making Matching Contributions described in Section 4.3(b), the Employer may elect to make a two percent (2%) Nonelective Contribution for each Eligible Employee. In order to elect such Nonelective Contribution, the Employer must notify all Eligible Employees of such election within a reasonable time before the Election Period.
4.4 Timing of Matching Contributions and Nonelective Contributions: An Employer shall make the Matching Contributions or Nonelective Contributions described in Section 4.3 to each Participant's IRA under the Plan no later than the due date for filing of the Employer's income tax return, including extensions, for the taxable year that includes the last day of the Plan Year for which the contributions are made.
4.5 Deductibility of Employer Contributions: Contributions under the Plan are deductible by the Employer for the taxable year with or within which the Plan Year ends. Employer contributions made for a particular taxable year and contributed by the due date for filing of the Employer's income tax return, including extensions, are deemed made in that taxable year.
4.6 Vesting Requirements: A Participant's right to any contribution made to an IRA under the Plan on behalf of such Participant shall be 100% immediately vested and non-forfeitable at all times.
4.7 Investment of Contributions and Assets:
 (a) Direction by Participant: All contributions to the Participant's IRA under the Plan and assets in such IRA shall be invested in accordance with specific instructions given by the Participant (or the person designated by such Participant on a signed form acceptable to and filed with the Custodian to make investment decisions on behalf of the Participant (the "Authorized Agent")) (or, following the death of the Participant, his or her beneficiary, executor or administrator) to the Custodian in a form and manner acceptable to the Custodian. An investment medium must be approved by the Sponsoring Organization in order to be available under the Plan. In the event that at any time there shall be credited to a Participant's IRA cash for which no such instructions have been furnished, or for which the instructions furnished are, in the opinion of the Custodian, not clear, or for which the instructions furnished would require investment in a medium not approved by the Sponsoring Organization for use under the Plan, such cash shall be invested in Fidelity Cash Reserves, a money market mutual fund.
 (b) Effect of Direction: The Custodian and its agents may conclusively rely upon and shall be protected in acting upon any direction from the Participant (or the Participant's Authorized Agent) (or, following the death of the Participant, his or her beneficiary, executor or administrator) believed by it to be genuine, and, so long as it acts in good faith, in taking or omitting to take any other action. The Custodian shall have no duty to question the directions of the Participant (or the Participant's Authorized Agent) (or, following the death of the Participant, his or her beneficiary, executor or administrator), regarding the investment of the assets in the Participant's IRA or to advise such persons regarding the purchase, retention or sale of such investments, nor shall the Custodian or the Sponsoring Organization, or any of their affiliates, be liable for nay loss that results from the exercise of control (whether by his or her action or inaction) over the Participant's IRA by the Participant (or the Participant's Authorized Agent) (or, following the death of the Participant, his or her beneficiary, executor or administrator).

ARTICLE V
Elective Deferral Rules
5.1 Salary Reduction Agreement: An Eligible Employee may elect to have Elective Deferrals made under the Plan through either single-sum or continuing contributions, or both, pursuant to a Salary Reduction Agreement. For a Plan Year, an Eligible Employee may enter into a Salary Reduction Agreement during the Election Period. By entering into a Salary Reduction Agreement, the Employee agrees to a reduction in his or her Compensation in the amount designated and the Employer agrees to contribute and allocate an equivalent amount to the Participant's IRA under the Plan. An Employee may terminate a Salary Reduction Agreement at any time during the Plan Year. An Employee who modifies or terminates a Salary Reduction Agreement during the Plan Year may not resume Elective Deferrals until such time as is stated in Item 3A of the Adoption Agreement following such modification or termination.
5.2 Amount of Elective Deferrals: An Eligible Employee may elect to have his or her Compensation reduced by a percentage per pay period, or for a specified pay period or periods, as designated in a Salary Reduction Agreement. Under no circumstances may an Eligible Employee's Elective Deferrals in any Plan Year exceed $6,000, or, in the aggregate, the limits imposed under Section 402(g) of the Code, as adjusted from time to time by the Secretary of the Treasury in accordance with Section 415(d) of the Code for increases in the cost of living.
5.3 Allocation of Elective Deferrals: The Employer shall contribute and allocate to each Participant's IRA under the Plan an amount equal to the amount of the Participant's Elective Deferrals.
5.4 Timing of Elective Deferrals: No Elective Deferrals may be based on Compensation an Employee received or had a right to receive, immediately before execution of a Salary Reduction Agreement. Notwithstanding the preceding sentence, an Employee may use Compensation received during a Plan Year prior to executing a Salary Reduction Agreement as a basis for determining his or her Elective Deferrals, but not as a source of their Elective Deferrals.
5.5 Transmission of Elective Deferrals: An Employer shall deposit such Elective Deferrals into the Participant's IRA under the Plan in a form and manner acceptable to the Custodian and as soon as such contributions can be reasonably segregated from the Employer's general assets, but no later than the close of the 30-day period following the last day of the month in which the amounts were withheld from the Employee's Compensation.

ARTICLE VI
Distributions and Rollovers
6.1 Distributions: The Participant may elect, in such form and in such manner as is acceptable to the Custodian, to receive a distribution of any part or all of the assets in his or her IRA under the Plan at any time. Distributions of the assets in a Participant's IRA under the Plan are generally subject to the provisions applicable to IRAs under Sections 408 and 72(t) of the Code, and they are generally includable in gross income of the Participant when withdrawn. If a Participant withdraws an amount from his or her IRA under the Plan and the amount is subject to the 10% penalty on early distributions under Section 72(t) of the Code, such penalty is increased from 10% to 25% if the withdrawal is made within two (2) years from the date the Participant first participated in a SIMPLE plan.
6.2 Minimum Required Distributions: Notwithstanding any provision hereunder to the contrary, the Participant's entire interest in his or her IRA under the Plan must be, or begin to be, distributed by the Participant's required beginning date (within the meaning of Section 401(a)(9) of the Code). The Custodian is not obligated to make any distribution, including a minimum required distribution as specified herein, absent written direction from the Participant.
6.3 Rollovers: A Participant may roll over or transfer part or all the assets in his or her IRA under the Plan to an IRA under another SIMPLE plan on a tax-free basis. In addition, a Participant may roll over or transfer part or all of the assets in his or her IRA under the Plan to any other IRA on a tax-free basis after a two-year period has expired since the Participant first participated in a SIMPLE plan. Any rollover or transfer must comply with the requirements under Section 408 of the Code.

ARTICLE VII
Substitution, Resignation or Removal of Custodian
7.1 Substitution of Custodian: The Sponsoring Organization may at any time appoint as substitute for the Custodian named in the Adoption Agreement another institution that satisfies the requirements of Section 408(a) of the Code, provided that the Sponsoring Organization shall notify the Employer in writing at least 30 days in advance of the effective date of any such appointment.
7.2 Resignation or Removal of Custodian: The Custodian may resign at any time, upon at least 30 days' written notice to the Employer. The Custodian may be removed by the Employer at any time, upon 30 days' written notice to the Custodian. Upon resignation of the Custodian, the Sponsoring Organization may, but shall not be required to, appoint a successor custodian. Upon removal of the Custodian, the Employer shall appoint a successor custodian, but in that event the Plan shall be considered an individually designed plan for purposes of Section 8.2. Upon receipt by the Custodian of written acceptance of appointment by a successor custodian, and notice by the Custodian to the Participants, the Custodian shall transfer and pay over to such successor the assets held in the Participants' IRAs under the Plan, together with copies of relevant books and records, to such successor custodian. The Custodian is authorized to reserve from each Participant's IRA such sum of money or property as it may deem advisable for payment of all its fees, compensation, costs and expenses, or for payment of any other liabilities constituting a charge on or against the assets of the Plan, or on or against the Custodian or the Sponsoring Organization, with any balance of such reserve remaining after the payment of all such items to be paid over to the successor custodian. The Custodian shall not be liable for the acts or omissions of any successor to it. If after the Custodian's resignation or removal no successor custodian is appointed, the Plan shall be terminated.

ARTICLE VIII
Amendment and Termination
8.1 Sponsoring Organization's Right to Amend: The Sponsoring Organization may amend any part of the prototype form of this Plan or the Adoption Agreement in any respect at any time (including retroactive amendments), so that they may conform with applicable provisions of the Code, or with any other applicable law as in effect from time to time, or to make such other changes to the Plan or the Adoption Agreement as the Sponsoring Organization deems advisable. Any such amendment shall be effected by mailing a written notice of such amendment to the Employer at the Employer's last known address as shown in the records of the Custodian.
8.2 Employer's Right to Amend: The Employer may at any time and from time to time modify or amend this Plan in whole or in part (including retroactive amendments), by delivering to the Custodian a written copy of such amendment executed by the Employer; provided, however that any such amendment other than a change of the Employer's prior election of an optional provision permitted in the Adoption Agreement will constitute substitution by the Employer of an individually designed plan for the approved Prototype Plan, upon which event the Custodian named in the Adoption Agreement will resign pursuant to Section 7.2. An Employer may effect a change of any optional provision previously elected by the Employer in the Adoption Agreement by filing with the Custodian an amended Adoption Agreement executed by the Employer only. Such changes to be effective on the Effective Date of such amended Adoption Agreement.
8.3 Termination of Plan: The Employer may terminate the Plan at any time by delivering to the Custodian a written notice, in a manner and form acceptable to the Custodian, signed by or on behalf of the Employer and specifying the date as of which the Plan shall terminate.

ARTICLE IX
Miscellaneous
9.1 Administration and Enforcement: The Plan shall be administered by the Employer, who shall be responsible for the operation of the Plan in accordance with its terms. From time to time the Employer shall furnish to the Custodian a written instrument in a form acceptable to the Custodian, specifying the person or persons authorized to give instructions and directions on behalf of the Employer under the Plan, and the Custodian shall be conclusively entitled to rely on the identity of such person or persons as disclosed in the most recent such instrument. The Employer shall have discretionary authority to determine all questions arising out of the administration, interpretation and application of the Plan, which determinations shall be conclusive and binding on all persons. In the event that any contract or arrangement which is entered into pursuant to the Plan conflicts in any manner with the provisions of the Plan, the provisions of the Plan will govern. Should any provision or provisions of this Plan be deemed to be invalid, such invalidity shall not affect the remaining provisions of the Plan.
9.2 Fees and Expenses of Administration: As consideration for its administrative services to the Plan and for performing its duties hereunder, the Custodian shall be entitled to reasonable fees, and to reimbursement of all reasonable expenses, including legal expenses, incurred in the rendering of such services and the performance of such duties, in accordance with any schedule of fees in effect at that time, as the Custodian may determine from time to time. The Custodian shall bill the Employer directly for such fees and expenses.
9.3 Reporting and Employee Notification:
 (a) Reports of the Custodian: Each Plan Year the Custodian shall prepare, and provide to the Employer, a summary description containing the following information: (i) the name and address of the Employer and the Custodian;
(ii) the eligibility and participation requirements under the Plan; (iii) the benefits provided under the Plan; (iv) the time and method of making Elective Deferrals under the Plan; and (v) the procedures for, and effects of, withdrawals (including rollovers) from the Participant's IRA under the Plan. Not later than 30 days after the close of each Plan Year the Custodian shall also furnish to each Participant an account statement with respect to his or her IRA under the Plan for such Plan Year. In addition, the Custodian is required to file an annual report with the IRS.
 (b) Employee Notification: Immediately before the Election Period, the Employer shall notify each Eligible Employee of his or her opportunity to make or modify an Elective Deferral under the Plan. Such notice shall include a copy of the summary description prepared by the Custodian described in (a) above and shall specify the contribution allocation formula elected by the Employer as specified in Item 3B of the Adoption Agreement.
9.4 Inalienability of Benefits: The benefits provided hereunder shall not be subject to alienation, pledge, use as security for a loan, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized; provided, however, that the rule just stated shall not apply in the case of a qualified domestic relations order within the meaning of Section 414(p) of the Code and Section 206 of the Employment Retirement Income Security Act of 1974, as amended ("ERISA").
9.5 Limitation of Duties and Liabilities: The Custodian shall not be responsible in any way for the collection of contributions provided for under the Plan, the purpose or propriety of any distribution made pursuant to Article VI or any other action or nonaction taken pursuant to the request of the Employer or a Participant; the validity or effect of the Plan and Adoption Agreement; or the examination of the Plan. The Employer or successor of the Employer shall at all times fully indemnify and save harmless the Custodian, and its successors and assigns from any liability arising from distributions so made or actions so taken, and from any and all liability whatsoever which may arise in connection with the Plan and the Adoption Agreement, except liability arising from the gross negligence or willful misconduct of the Custodian.
9.6 Delegation of Agents: The Custodian may delegate to one or more corporations affiliated with the Custodian the performance of recordkeeping and other ministerial services in connection with the Plan.
9.7 Governing Law: This Plan and the accompanying Adoption Agreement shall be construed, administered and enforced in accordance with the laws of the Commonwealth of Massachusetts, except to the extent those laws are pre-empted by ERISA.
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